Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of July, 2016.

BETWEEN:

ZOMEDICA PHARMACEUTICALS CORP., a body corporate duly incorporated pursuant to the laws of the Province of Alberta and having its registered office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Corporation")

- and -

SHAMEZE RAMPERTAB, an individual residing in the City of Oakville, Ontario (hereinafter referred to as the "Executive")

WHEREAS the Corporation desires to engage the Executive to provide certain services to the Corporation as set out herein;

AND WHEREAS the Executive and the Corporation now wish to enter into an agreement (the "Agreement") to set forth the rights and obligations of each of them with respect to the Executive's employment with the Corporation;

AND WHEREAS the Corporation recognizes the valuable services that the Executive shall provide and believes that it is reasonable and fair to the Corporation that the Executive receive fair treatment in the event of a Change of Control (as hereinafter defined);

AND WHEREAS in the event of a Change of Control, there is a possibility that the employment of the Executive could be terminated without cause or adversely modified and the Corporation wishes to allay any concerns the Executive may have in that regard;

AND WHEREAS the Directors of the Corporation have determined that it would be in the best interests of the Corporation to induce the Executive to remain in the employ of the Corporation by confirming that in the event of a Change of Control, the Executive would have certain rights.

NOW THEREFORE in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the Corporation and the Executive agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions.

Wherever in this Agreement, including the recitals, the following terms appear, they shall have the following meanings ascribed thereto:

(a)	"Affiliate" has the meaning attributed to such term in the Business Corporations Act (Alberta), as the same may be amended from time to time and any successor legislation thereto and includes, without limitation, any joint venture of which the Corporation is a participant.

(b)	"Benefits" means those amounts provided by or paid by the Corporation in respect of the Executive's remuneration package as specified in Section 5.2(a).

(c)	"Board of Directors" means the board of directors of the Corporation.

(d)	"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in Toronto, Ontario.

(e)	"Change of Control" means:

(i)	the acquisition hereafter, directly or indirectly and by any means whatsoever, in one transaction or a series of transactions, by any person or by a group of persons acting jointly or in concert, of that number of voting shares of the Corporation which is equal to or greater than Fifty Percent (50%) of the total issued and outstanding voting shares of the Corporation immediately after such acquisition, but excluding any issue or sale of shares of the Corporation by way of prospectus or private placement; or

(ii)	the election at a meeting of the Corporation's shareholders, as Directors of the Corporation, of a number of persons, who were not included in the slate for election as Directors proposed to the Corporation's shareholders by the Corporation's prior Board of Directors, and who would represent a majority of the Board of Directors, or the appointment as Directors of the Corporation, of a number of persons which would represent a majority of the Board of Directors, nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation's prior Board of Directors; or

(iii)	any transfer, conveyance, sale, lease, exchange or otherwise, of all or substantially all of the assets of the Corporation to any Person or by a group of Persons acting jointly or in concert; or

(iv)	the completion of any transaction (including any amalgamation or the sale, lease or other transfer of assets of the Corporation) or the first of a series of transactions which would have the same or similar effect or result as any transaction or series of transactions referred to in subsection (i), (ii) and (iii) above; or

(v)	a determination by the Board of Directors of the Corporation that there has been a change, whether by way of a change in the holding of the voting shares of the Corporation, in the ownership of the Corporation's assets or by any other means, as a result of which any person or any group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

(f)	"Confidential Information" means any information of a confidential nature which relates to the business of the Corporation, including, without being limited to, the following:

(i)	technical information, marketing strategies, sales and pricing policies, financial information, business plans, lists of suppliers, lists of present and prospective investors of the Corporation and related information;

(ii)	information concerning the Corporation's current or proposed veterinary pharmaceutical products and/or services and any related products and services, including but not limited to all technical or proprietary information in respect thereof; and

(iii)	any knowledge obtained by the Executive, or any employee of the Executive, in performing the services under this Agreement, that relates in any way to the business, activities, products or services of the Corporation.

(g)	"Constructive Dismissal" means the occurrence or omission of any event or course of events which would constitute, pursuant to the laws (including the common law) of the Province of Ontario then in effect, constructive dismissal of the Executive as an employee or officer of the Corporation and, without limiting the generality of the foregoing, shall include the occurrence of any of the following without the Executive's consent (except in connection with the termination of the employment of the Executive for Just Cause or Death):

(i)	a material change (other than those which are clearly consistent with a promotion) in the Executive's position or duties with the Corporation (including any position or duties as a Director of the Corporation), responsibilities (including, without limitation, the office to which the Executive reports and the personnel which report to the Executive), title, status or office, which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices; or

(ii)	any reduction in the Executive's annual base salary or change in the basis upon which the Executive's annual salary is determined if the change is or will be adverse in impact to the Executive; or

(iii)	any failure by the Corporation to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate or the Corporation taking any action or failing to take any action that would adversely affect the Executive's participation in or reduce his rights or benefits under or pursuant to any such plan, without in any of the foregoing events providing alternative rights or benefits of reasonably equivalent or greater value, or the Corporation failing to increase or improve such rights or benefits on a basis consistent with practices in effect with respect to the other senior executives of the Corporation; or

(iv)	the Corporation relocating the Executive to any place other than Toronto, Ontario without the consent of the Executive, except for required travel on the Corporation's business to an extent substantially consistent with the Executive's current duties and obligations; or

(v)	any breach by the Corporation of any provision of this Agreement which is not rectified in all material respects within a reasonable period of time after notice of such breach has been provided by the Executive to the Corporation; or

(vi)	the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations under this Agreement by any successor to the Corporation.

(h)	"Effective Date" has the meaning set forth in Article 2 of this Agreement;

(i)	"Just Cause" means the occurrence or omission of any event or action which would entitle the Corporation, pursuant to the laws (including the common law) of the Province of Ontario then in effect, to terminate the employment and offices of the Executive for just cause, and, without limiting the generality of the foregoing, shall include any of the following:

(i)	failure of the Executive to substantially perform his duties to the Corporation according to the terms of his employment (other than those which follow a change in his duties (excluding a change which is clearly consistent with a promotion) and other than circumstances involving a Constructive Dismissal), after Notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such Notice from the Corporation; provided that, for greater certainty, any failure by the Executive to carry out any direction, order or request that is improper, unlawful or unreasonable shall not constitute a failure by the Executive to properly carry out his duties hereunder or as an employee of the Corporation; or

(ii)	willful misconduct or gross negligence by the Executive which is materially injurious to the Corporation, monetarily or otherwise; or

(iii)	theft, fraud or misconduct of a kind that involves a material degree of dishonesty by the Executive and that if publicly disclosed would tend to bring the Corporation into disrepute, including (without limitation) the engaging by the Executive in any criminal act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation's expense.

(j)	"Monthly Remuneration" means that figure obtained by taking the Salary of the Executive as defined in Section 5.1, (as same may be modified from time to time), and dividing that figure by 12, , plus the Executive's monthly car allowance, and a monthly average of the bonus amounts payable to the Executive in the previous twelve (12) month period.

(k)	"Notice" means any statement, payment, account, notice, election, direction or other writing required or permitted to be given hereunder.

(l)	"Payout Amount" means the following: on or after the date that is one (1) year from the Effective Date: (i) nine (9) times the Executive's then Monthly Remuneration as of the Termination Date; and (ii) fifteen (15%) percent of the amount calculated in subparagraph 1.1(l)(i) above, to compensate the Executive for loss of employee benefits.

(m)	"Permanent Disability" means the mental or physical state of the Executive is such, that:

(i)	the Executive has to a substantial degree been unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Corporation subject to the Corporation's duty to accommodate up to the point of undue hardship, either for any consecutive four month period or for any period of six months (whether or not consecutive) in any consecutive 12 month period; or

(ii)	a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs.

(n)	"Perquisites" means those amounts provided by or paid by the Corporation in respect of the Executive's remuneration package, as specified in Sections 5.2, 5.3 and 5.4

(o)	"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

(p)	"Remuneration Plan" has the meaning attributed to such term in Section 5.1.

(q)	"Salary" has the meaning attributed to such term in Section 5.1.

(r)	"Term" has the meaning ascribed thereto in Article 2.

(s)	"Termination Date" means the date upon which Termination of Employment is effective, pursuant to the provisions of Article 8.

(t)	"Termination of Employment" means the termination of the employment of the Executive with the Corporation, pursuant to Article 8.

(u)	"Year of Employment" means any 12 month period commencing on the Effective Date or on any anniversary of such date.

1.2	Interpretation.

(a)	The phrase "this Agreement" shall include all terms and provisions of this agreement in writing between the parties hereto, including the recitals.

(b)	Wherever in this Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be deemed to include the plural and vice versa, where the context so requires.

(c)	If any covenant or obligation of either party contained herein or any provision of this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant or obligation to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each provision and each covenant and obligation contained in this Agreement shall be separately valid and enforceable, to the fullest extent permitted by law or in equity.

(d)	Time shall in all respects be of the essence of this Agreement.

(e)	The division of this Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

(f)	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Ontario with respect to any matters arising out of this Agreement.

(g)	Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

(h)	This Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein. There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein. This Agreement supersedes and replaces any earlier agreement, whether oral or in writing or partly oral and partly in writing, between the parties hereto, or between any party hereto and the corporate representative of any other party hereto, respecting the provision of services by the Executive to the Corporation. Notwithstanding the foregoing, any and all Stock Option Agreements between the Corporation and the Executive shall remain in full force and effect.

ARTICLE 2
TERM OF AGREEMENT

2.1                           The term of this Agreement (the "Term") will begin on the date first written above (the "Effective Date") and continue for an indefinite period, unless terminated earlier in accordance with this Agreement.

ARTICLE 3
EMPLOYMENT OF THE EXECUTIVE

3.1                           The Corporation shall employ the Executive, and the Executive shall serve the Corporation, as an officer of the Corporation in the position of Chief Financial Officer (CFO), on the conditions and for the remuneration hereinafter set forth, or in such other position, on such other conditions or for such other remuneration as the parties hereto may subsequently agree to. In such position, the Executive shall perform or fulfill such duties and responsibilities as the Board of Directors of the Corporation may designate from time to time and as are consistent with such position. Not limiting the generality of this paragraph, the general nature of the services to be provided by the Executive are more specifically described in Schedule "A" hereto. The Executive shall report to the Chief Executive Officer of the Corporation.

ARTICLE 4
PERFORMANCE OF DUTIES

4.1                            During the period of his employment, the Executive shall faithfully, honestly and diligently serve the Corporation and shall carry out such tasks as the Corporation may from time to time reasonably request. The Executive shall (except in the case of illness or accident) devote substantially all of his working time and attention to his employment hereunder, except as directed or permitted by the Chief Executive Officer of the Corporation, and shall use his reasonable best efforts to promote the best interests of the Corporation.

4.2                           Provided the performance of the following does not materially derogate from the Executive's performance of the duties and functions to be performed by him under this Agreement, the Executive shall not be considered in breach of Section 4.1 hereof to the extent that the Executive is involved directly or as an investor in business projects not directly related to the business of the Corporation or as approved in writing by the Chief Executive Officer of the Corporation.

4.3                           The Executive represents and warrants to the Corporation that the Executive is not subject to any confidentiality or non-competition covenants or obligations with third parties which have been or will be breached or violated by the Executive accepting employment with the Corporation or fulfilling the duties and obligations of the Executive as an officer and employee of the Corporation.

ARTICLE 5
REMUNERATION

5.1	Salary and Bonus Plan

(a)	The Corporation shall pay the Executive a gross salary ("Salary") in respect of each Year of Employment during the Term of this Agreement (before deduction for income taxes and other required statutory deductions) of CAD$235,000, payable in arrears in equal semi-monthly installments during such Year of Employment. The Salary will be reviewed on a 'as required' basis and may be increased by such amount, if any, as approved from time to time. Other than pursuant to the Remuneration Plan, the Board of Directors will provide the Executive with a performance and salary review once each calendar year.

(b)	The Corporation shall pay to the Executive a quarterly bonus in the amount of CAD$13,500.00 for the quarters ending September 30, 2016 and December 31, 2016, payable at the end of each quarter. Going forward, the Executive shall be entitled, in addition to Salary, to participate in the bonus plan or plans provided by the Corporation from time to time to senior executives.

5.2	Benefits and Expenses

(a)	In addition to the Salary, commencing on the Effective Date, the Corporation shall provide to the Executive and, as may be applicable, his family, during the Term of this Agreement the following benefits under the terms of the Corporation's Executive Benefits Plan, as that Plan may be implemented and/or amended from time to time, during the employment of the Executive:

(i)	Monthly car allowance of CAD$800 plus expenses; and

(ii)	Medical/dental and disability insurance coverage (payment of premiums (estimated at approximately CAD$2,700/mo)) (or, alternatively, a Healthcare Spending Account offering equivalent coverage); and

(iii)	Reimbursement of travel expenses.

The expenses/premiums in respect of each of the foregoing shall be borne by the Corporation.

(b)	The Corporation will, before and after the Termination Date, reimburse the Executive for all reasonable business, travel and out-of-pocket expenses which may be incurred by the Executive in the course of his employment and in the performance of his duties and responsibilities hereunder; provided that the Executive provides the Corporation with appropriate receipts and records of such expenses and provided further that the expenses conform to the Corporation's general expense policies and were previously approved by the President.

5.3	Stock Savings and Group RSP Plan

In addition to the Salary and Benefits provided herein, commencing on the Effective Date, the Executive shall be entitled to participate in any Stock Savings and Group RSP Plan which may be established by the Corporation from time to time (if applicable).

5.4	No Pension or Retirement Allowance

For greater certainty, the Executive acknowledges that the Corporation shall not provide pension or retirement benefits to the Executive, except as expressly provided herein and as may be required by applicable law and the Executive shall be responsible for his own pension and retirement planning.

ARTICLE 6
VACATION

6.1                           The Executive shall be entitled, during each calendar year, to vacation, with pay, of four (4) weeks (prorated for partial years). Vacation shall be taken by the Executive at such times as may be proposed by the Executive and as may be acceptable to the Chief Executive Officer, acting reasonably having regard to the Corporation's operations. If, at the Termination Date of the Executive's employment under this Agreement, for any reason whatsoever, the Executive has not received all entitlements to vacation for the current or prior Years of Employment, the Executive shall be paid, in addition to other amounts (if any) payable hereunder, an amount in lieu of such vacation not received by the Executive based upon the Executive's Salary at the Termination Date, together with a sum representing the value of the Benefits and Perquisites for such period.

ARTICLE 7
STOCK OPTIONS

7.1	Stock Options

In addition to Salary, Benefits and Perquisites, the Executive shall also be eligible to receive grants of options from the Corporation, from time to time, to the extent determined by the Board of Directors at its sole discretion, which options shall vest in accordance with a schedule to be determined by the Board of Directors at its sole discretion, and which shall have an exercise price equal to the market price of the Corporation's common shares on the date of grant, or such higher price as may be required by any stock exchange on which the shares of the Corporation are listed, or if the Corporation is not publicly traded, at such a price as shall be determined by the Board of Directors in its sole discretion.

Any options granted to the Executive by the Board of Directors of the Corporation, or pursuant to the terms of this Agreement, may be exercised only in accordance with the terms and conditions of the Stock Option Agreement that is entered into in connection therewith.

7.2	Accelerated Vesting

Subject to regulatory approval, the Corporation covenants and agrees that any Stock Option Agreements between the Corporation and the Executive shall provide that all stock options held by the Executive, whether vested or unvested, shall immediately vest and be exercisable by the Executive:

(a)	upon a Change of Control as that term is defined herein; or

(b)	upon a Resolution of the Board of Directors of the Corporation to such effect if the Board determines that there is expected to be a Change of Control which in the opinion of the Board warrants altering the vesting provisions of the stock options; or

(c)	upon a termination by the Corporation without cause as more specifically provided for in Article 8.4; or

(d)	in accordance with an act of Constructive Dismissal as more specifically provided for in Article 8.5.

7.3	Rules of the Stock Exchanges

The Corporation and the Executive expressly acknowledge and agree that all options to purchase shares of the Corporation to which the Executive shall be entitled hereunder, and any changes to such options (including, without limitation) changes provided for in this Agreement, shall be subject to the approval and the regulations, policies and by-laws of each of the stock exchanges on which the common voting shares of the Corporation are then listed. The Corporation covenants to use its reasonable commercial efforts to obtain any such approvals and to ensure that all options are in compliance with such regulations, policies and by-laws.

ARTICLE 8
TERMINATION

8.1	Termination upon Permanent Disability of Executive

(a)	In the event that the Executive shall suffer a Permanent Disability, the employment of the Executive may be terminated by the Corporation upon the giving of Notice of at least 45 days.

(b)	Upon termination of employment pursuant to Section 8.1(a), the Executive shall be entitled to receive and the Corporation shall pay or arrange to be paid or provided to the Executive in cash or by certified cheque within five (5) Business Days after the Termination Date, or within such other period to effect tax planning at the request of the Executive and to the extent permitted by law:

(i)	the Payout Amount less required statutory deductions; provided that the Corporation shall not be required to pay all or any part of the Payout Amount unless and until the Executive shall have executed and delivered a specific release, in form and substance satisfactory to the Corporation (acting reasonably); plus

(ii)	accrued and unpaid Salary, Benefits, Perquisites, bonus and expenses to the Termination Date and in respect of any unreceived vacation as provided in Section 6.1.

and in addition thereto:

(iii)	the Executive's right to exercise his options to purchase shares of the Corporation as referred to under Section 7.1 as to any and all shares, whether or not the option right has otherwise accrued or vested, shall fully vest as at the date of Notice and shall remain exercisable for a period of 90 days from the Termination Date; and

(c)	The Corporation shall permit the Executive the opportunity to transfer any and all health and insurance benefits received by the Executive as at the Termination Date, at the sole cost of the Executive, but only to the extent permitted by the existing benefit plan or plans in place at the Termination Date.

8.2	Termination upon Death

The employment of the Executive shall terminate immediately upon the death of the Executive; provided that the estate of the Executive shall be entitled to exercise those Options to purchase shares of the Corporation vested prior to the Termination Date, by delivering Notice of such exercise, at any time and from time to time within 12 months following the Termination Date.

8.3	Termination by Corporation for Just Cause

(a)	The employment of the Executive may be terminated by the Corporation for Just Cause at any time after the Effective Date:

(i)	forthwith upon delivery of Notice by the Corporation to the Executive (which Notice shall contain particulars of the Just Cause), in the event of Just Cause as defined in subsections 1.1(i)(ii) or (iii); and

(ii)	at the expiry of 30 days following the delivery of Notice by the Corporation to the Executive (which Notice shall contain particulars of the Just Cause), in the event of Just Cause other than as defined in subsection 1.1(i)(ii) or (iii), if the Executive has not rectified the failure specified in such Notice prior to the expiry of such 30 days.

(b)	In the event of termination pursuant to Section 8.3(a);

(i)	the Executive shall have no further right to Salary, Benefits, Perquisites or any other payments due hereunder from and after the Termination Date (other than such payments accrued but unpaid to the Termination Date and other than in respect of any unreceived vacation as provided in Section 6.1);

(ii)	the Executive shall have no further right to exercise any parts of the options to purchase shares of the Corporation which have not been validly exercised prior to the fifth Business Day following the Termination Date; and

(iii)	for greater certainty, the Executive shall have no right to the Payout Amount (as that term is defined in Section 1.1(l)).

8.4	Termination by the Corporation other than for Death or Just Cause

(a)	The employment of the Executive by the Corporation may be terminated by the Corporation, other than by reason of Permanent Disability, Death or Just Cause, at any time after the Effective Date, following the delivery by the Corporation to the Executive of Notice of Termination under this Section 8.4(a).

(b)	Upon termination of employment pursuant to Section 8.4(a), the Executive shall be entitled to receive and the Corporation shall pay or arrange to be paid or provided to the Executive in cash or by certified cheque within five (5) Business Days after the Termination Date, or within such other period to effect tax planning at the request of the Executive and to the extent permitted by law:

(i)	the Payout Amount less required statutory deductions; provided that the Corporation shall not be required to pay all or any part of the Payout Amount unless and until the Executive shall have executed and delivered a specific release, in form and substance satisfactory to the Corporation (acting reasonably); plus

(ii)	accrued and unpaid Salary, Benefits, Perquisites, bonus and expenses to the Termination Date and in respect of any unreceived vacation as provided in Section 6.1.

and in addition thereto:

(iii)	the Executive's right to exercise his options to purchase shares of the Corporation as referred to under Section 7.1 as to any and all shares, whether or not the option right has otherwise accrued or vested, shall fully vest as at the date of Notice and shall remain exercisable for a period of 90 days from the Termination Date; and

(c)	The Corporation shall permit the Executive the opportunity to transfer any and all health and insurance benefits received by the Executive as at the Termination Date, at the sole cost of the Executive, but only to the extent permitted by the existing benefit plan or plans in place at the Termination Date.

8.5	Termination by the Executive for Constructive Dismissal

(a)	The employment of the Executive by the Corporation may be terminated by the Executive in the event of Constructive Dismissal, following the delivery by the Executive to the Corporation of Notice of such termination, which Notice shall contain particulars of the Constructive Dismissal and must be delivered to the Corporation within 45 days of the occurrence of the act, or the last in a series of acts, of Constructive Dismissal relied upon.

(b)	Upon termination of employment pursuant to Section 8.5(a):

(i)	the Corporation shall pay to or to the order of the Executive in cash or by certified cheque within 10 days after the Termination Date, or within such other period to effect tax planning at the request of the Executive, acting reasonably, and to the extent permitted by law, the Payout Amount; provided that the Corporation shall not be required to pay all or any part of the Payout Amount unless and until the Executive shall have executed and delivered a specific release in form and substance satisfactory to the Corporation (acting reasonably);

(ii)	as expeditiously as possible after the Termination Date, the Corporation shall pay or reimburse the Executive for all expenses incurred prior to the Termination Date, upon submission of proper receipts;

(iii)	the Corporation shall permit the Executive the opportunity to transfer any and all health and insurance benefits received by the Executive as at the Termination Date, at the sole cost of the Executive, but only to the extent permitted by the existing benefit plan(s) in place at the Termination Date;

(iv)	the Corporation shall pay to the Executive all outstanding and accrued regular and special vacation pay to the Termination Date in accordance with Section 6.1; and

the Executive shall be entitled for a period of ninety (90) days from the Termination Date to exercise all outstanding options (all of which shall be considered vested) for the purchase of Shares in the capital of the Corporation.

(c)	In the event of a Change of Control or a proposed Change of Control, the Board of Directors shall consider the possibility of an additional bonus payment to the Executive pursuant to the Change of Control, and may award such a bonus on whatever terms, and in whatever amount, the Board of Directors considers appropriate in its sole and absolute discretion.

8.6	No Mitigation

The amounts payable to the Executive pursuant to this Article 8 shall not be reduced in any respect in the event that the Executive shall secure or shall not reasonably pursue alternative employment following the termination of the Executive's employment.

8.7	No Further Obligations

Upon Termination of Employment and upon payment by the Corporation to the Executive of the amounts provided in this Agreement applicable to the nature of the termination, the Corporation shall have no further obligation to the Executive in respect of any claim whatsoever which the Executive may have against the Corporation in respect of such employment or termination of such employment, including but not limited to any benefits pursuant to any collateral benefit plan and any notice, termination or severance benefits under applicable employment standards legislation or common law; provided that the provisions of Articles 9, 10, 11, 12, 13, 14 and 16 of this Agreement shall survive termination of employment.

ARTICLE 9
CONFIDENTIALITY

9.1                          The Executive shall not, either during the Term of this Agreement or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information provided, however, that nothing in this Section shall preclude the Executive from disclosing or using Confidential Information if:

(a)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

(b)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority or by court order.

The Executive acknowledges and agrees that the obligations under this Section 9.1 are to remain in effect so long as such Confidential Information retains its confidential nature.

9.2                           The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of Section 9.1 may result in the Corporation and its shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to seek injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

9.3                           The Executive acknowledges that the obligations contained in this Section 9 do not in any way mitigate the fiduciary obligations of the Executive arising at law.

ARTICLE 10
NON-SOLICITATION OF OFFERS

10.1                         The Executive shall not solicit, initiate or encourage proposals or offers from, or provide information relating to the Corporation to, any person, entity or group in connection with or relating to any acquisition or disposition of all or any material part of the Corporation's issued and outstanding shares, or any amalgamation, merger, arrangement, sale of all or any material part of the assets of the Corporation or any subsidiary thereof, take-over bid, reorganization, re-capitalization, liquidation, winding-up of, or other business combination or similar transaction involving the Corporation or any of its subsidiaries, without in each case the approval of the Board of Directors.

10.2                         The provisions of paragraph 10.1 shall not apply to the sale by the Executive of any shares of the Corporation owned by him.

10.3                         This Agreement shall automatically terminate if the Executive breaches the provisions of paragraph 10.1.

ARTICLE 11
NON-SOLICITATION OF EMPLOYEES

11.1                          The Executive acknowledges that the relationships between the Corporation and its employees are valuable assets of the Corporation. During the Executive's employment and for a period of one (1) year after termination of the Executive's employment, the Executive agrees not to hire, use, or contract with (or to solicit for hire, use or to contract with) any individual(s) employed by the Corporation, or who left their employment at the Corporation during the Executive's employment with the Corporation or within ninety (90) days after the Executive's last day of employment (collectively, "Staff"). During the Executive's employment and for a period of one (1) year after termination of the Executive's employment, the Executive agrees not to contact Staff (or have someone else contact Staff) for the purpose of terminating their relationship with the Corporation or offering employment opportunities outside of the Corporation.

ARTICLE 12
NON-SOLICITATION OF CUSTOMERS

12.1                          The Executive acknowledges that the relationships between the Corporation and its customers are valuable assets of the Corporation. During the Executive's employment and for a period of one (1) year after termination of the Executive's employment, the Executive agrees that the Executive will not contact (or have someone else contact) any then-current Corporation customer (or prospective customer with whom the Corporation is negotiating or preparing a proposal for products or services) (collectively, Corporation "Customers") for the purposes of: (a) inducing them to terminate their business relationship with the Corporation; (b) discouraging them from doing business with the Corporation; or (c) offering products or services that are similar to or competitive with those of the Corporation. "Contact" with any Customer includes responding to contact initiated by the Customer. These prohibitions cover solicitations or contact by the Executive whether on the Executive's behalf, as an employee of a third party, as an independent contractor, as a consultant, or any other status.

ARTICLE 13
PROHIBITION OF WORK FOR CORPORATION CUSTOMERS

13.1                         Because of the valuable relationships the Corporation has with its Customers, the Executive agrees that, during the Executive's employment and for a period of one (1) year after termination of the Executive's employment, the Executive will not provide products or services for, or accept a position with, any Corporation Customer to whom the Executive or the Corporation provided products and/or services while the Executive was employed with the Corporation, unless specifically authorized in writing by a Corporation officer. These prohibitions cover services provided by the Executive whether as an employee for the Customer, employee for a third party, independent contractor, consultant, or any other status.

ARTICLE 14
NON-COMPETITION

14.1                         During the Executive's employment and, if such employment is terminated on or before July 1, 2017, then up until July 1, 2017, the Executive agrees not to provide, either directly or indirectly, any services to any individual or entity whose business includes providing any of the following Prohibited Services to others. This non-competition restriction is limited to individuals and entities that are located in, or provide services in, the province/state or provinces/states in which the Executive worked or provided services for the Corporation during the Executive's employment. For the purposes of this Agreement, "Prohibited Services" shall mean chief financial officer or any other similar or analogous role with any entity whose primary business is the delivery of veterinary pharmaceutical products, services and solutions. This non-competition restriction covers services provided by the Executive whether as an employee for a Customer, employee for a third party, independent contractor, consultant, or any other status.

ARTICLE 15
NOTICES

15.1                         Any Notice required or permitted to be given hereunder shall be in writing and shall be given by prepaid registered mail, by facsimile transmission or other means of electronic communication or by hand delivery, as hereinafter provided. Any such Notice, if mailed by prepaid registered mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fifth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Article 15.

15.2                          Notices and other communication shall be addressed as follows:

(a)	if to the Executive:

2360 Bluestream Drive

Oakville, Ontario L6H 7J6

(b)	if to the Corporation:

c/o Tingle Merrett LLP

1250, 639 – 5th Street, S.W.

Calgary, Alberta T2P 0M9

Attention: Paul Bolger

or to such other address in Calgary, Alberta, or Toronto, Ontario for a party as such party may give Notice of to the other party hereto.

ARTICLE 16
INDEMNITY AND INSURANCE

16.1                         The Corporation covenants, both during and after the Executive's term of service, to indemnify and hold harmless the Executive and his heirs and legal representatives, to the maximum extent permitted by the Business Corporations Act (Alberta) (provided that the Executive acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful), from and against:

(a)	all costs, charges, liabilities and expenses whatsoever that the Executive may sustain or incur in or about or in relation to any action, suit or proceeding that is brought, commenced or prosecuted against the Executive for or in respect of any act, deed, matter or thing whatever made, done or permitted or not made, done or permitted by the Executive in or about the execution of his duties as a director or officer of the Corporation or its subsidiaries; and

(b)	all other costs, charges, liabilities and expenses that the Executive may sustain or incur (including, without limitation, all income tax, sales tax and excise tax liabilities resulting from any payment made pursuant to this indemnity) in or about or in relation to the affairs of the Corporation or its subsidiaries or his position as a director or officer of the Corporation or its subsidiaries.

16.2                         The Corporation further agrees that any costs, charges and expenses referred to in paragraph 16.1(a) above shall be paid in advance of the final disposition of any such action or proceeding upon receipt by the Corporation of a written undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified in accordance with the terms and conditions of this Indemnity and the Business Corporations Act (Alberta).

16.3                         The Corporation further agrees, both during and after the Executive's term of service, to use its reasonable best efforts to obtain any approval or approvals necessary for such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control, which would enable the Executive to make application or obtain any approval or approvals necessary for such indemnification.

ARTICLE 17
GENERAL

17.1                         This Agreement and the obligations of the Executive hereunder shall not be assigned by either party hereto, in whole or in part, without the prior consent of the other party hereto, which consent may be withheld for any reason.

17.2                          Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

17.3                          The Executive agrees that after termination of employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer or director of the Corporation or its Affiliates.

17.4                          In the event of a Change of Control, the Corporation will use its reasonable commercial efforts to obtain and pay for directors' and officers' liability insurance on a "trailing" or "run off" basis for the Executive, covering claims made prior to or within six years from the date of the Change of Control, such insurance to provide coverage substantially equivalent in scope and coverage to that provided by the Corporation's directors and officers insurance policy, if any, in effect immediately prior to the Change of Control.

17.5                          This Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors and administrators and upon the Corporation and its successors and assigns.

17.6                          Neither party can waive or shall be deemed to have waived any right it has under this Agreement (including any waiver under this section) except to the extent that such waiver is in writing.

17.7                          The Corporation agrees to co-operate with the Executive, to the extent permitted by applicable tax laws, so as to permit the Executive to consider payments hereunder on termination of employment to be retirement benefits.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

ZOMEDICA PHARMACEUTICALS CORP.

Per:	/s/ Gerald Solensky Jr.
Gerald Solensky Jr.
President & CEO

/s/ Lynn Rampertab	/s/Shameze Rampertab
Witness	Shameze Rampertab
Name: Lynn Rampertab

Schedule "A"

SERVICES TO BE PROVIDED BY THE EXECUTIVE

Position: Chief Financial Officer (CFO)

Scope: To provide corporate leadership, supervision and direct hands-on involvement in the areas of strategy and its implementation, corporate finance, investor relations, merger and acquisition, stock exchange listing, corporate governance, financial reporting, taxation matters and business development.

Duties:

Strategy and Implementation

1.	Responsible for assisting in the development of strategic plans and setting business objectives.

2.	Recommend and implement sound financial strategy as it relates to equity, debt and investing programs.

3.	Review various businesses development opportunities and proactively seek out new opportunities.

4.	Responsible for the management, motivation, training, recruitment and selection of financial based staff.

Investor Relations

1.	Assist in corporation interaction/presentations with brokers, analysts and various institutional and retail investors.

2.	Provide guidance and feedback in development of all press releases, webcasts and other corporate presentations.

3.	Participate and provide information for continuous disclosure obligations, including, but not limited to, any management information circular and proxy statement, and other shareholder communications documents in association with the Corporation's Corporate Secretary.

Corporate Development

1.	Manage and coordinate all financial work products.

2.	Manage the Corporation's ongoing relationship(s) with all financial, regulatory and stock exchange(s) bodies.

3.	Assist in the preparation of proxy related materials including (but not limited to): Annual Reports; Annual Information Forms, Information Circulars; Notice of Meetings; Ballots and Agendas.

4.	Develop and maintain various corporate policies and ensure all corporate policy manuals are current and accurately reflect the policies of the Corporation.

Functional Finance

Manage and coordinate all financial work products for the Corporation.

1.	Manage cashflow and capital projects spreadsheets regarding cost, timing & deliverables for budgets.

2.	Lead financial strategic assessment of new opportunities.

3.	Supervise and manage Managers of Finance.

4.	Develop proper and adequate business controls for the Corporation.

5.	Bring forward new opportunities for increased revenues, profitability and investment.

6.	Assist in the preparation of Board of Directors updates, as required.

7.	Lead annual and quarterly audit process and develop and author reports as required.